Exhibit 99.1

ONEMAIN HOLDINGS, INC. REPORTS THIRD QUARTER 2017 RESULTS
GAAP diluted EPS of $0.51, including estimated hurricane impacts of $0.12 per diluted share
C&I adjusted EPS of $0.91, including estimated hurricane impacts of $0.10 per diluted share

Evansville, IN, November 1, 2017 - OneMain Holdings, Inc. (NYSE: OMF) today reported pretax income of $121 million and net income of $69 million for the third quarter of 2017, compared to $33 million and $25 million, respectively, in the prior year quarter. Pretax income for the third quarter of 2017 included approximately $27 million of estimated hurricane-related charges. Earnings per diluted share were $0.51 in the third quarter of 2017, including estimated hurricane-related charges of $0.12 per diluted share, compared to $0.19 in the prior year quarter.

Jay Levine, President and CEO of OneMain Holdings, Inc. said, “We delivered another strong financial performance during the third quarter of 2017, highlighted by solid customer demand. We continued to generate strong originations growth and manage credit, and we further strengthened our liquidity and balance sheet. I couldn’t be more pleased with the results we are seeing as we continue to execute on our objectives.”

Consumer and Insurance Segment (1)

Consumer and Insurance segment adjusted pretax income was $194 million and adjusted net income was $123 million for the third quarter of 2017, compared to $196 million and $122 million, respectively, in the prior year quarter. Adjusted pretax income for the third quarter of 2017 included approximately $22 million of estimated hurricane-related charges. Consumer and Insurance segment adjusted earnings per diluted share were $0.91 for the third quarter of 2017, including estimated hurricane-related charges of $0.10 per diluted share, compared to $0.90 in the prior year quarter.

Ending net finance receivables reached $14.3 billion at September 30, 2017, up 6% from $13.5 billion in the prior year. Average net finance receivables reached $14.1 billion in the third quarter of 2017, up 5% from $13.4 billion in the prior year quarter. Secured receivables represented 41% of ending net finance receivables at September 30, 2017, up from 34% in the prior year. Net finance receivables per branch totaled $8.7 million at September 30, 2017, up from $7.2 million in the prior year, primarily reflecting the benefit of our branch integration efforts.

Originations totaled $2.6 billion in the third quarter of 2017, up 19% from $2.2 billion in the prior year quarter. The percentage of secured originations was 47% in the third quarter of 2017, up from 45% in the prior year, reflecting our objective to grow the portfolio mix of secured loans.

Interest income in the third quarter of 2017 was $831 million, slightly up from $827 million in the prior year quarter, as the impact of higher average receivables was partially offset by lower portfolio yields. Interest income was up 4% from $801 million in the second quarter of 2017, largely due to higher average receivables.

Yield was 23.4% in the third quarter of 2017, down from 24.5% in the prior year quarter and down from 23.9% in the second quarter of 2017. The year-over-year and sequential declines largely reflected the impact of a larger proportion of Direct Auto loans in the portfolio, which have lower average interest rates but higher expected unit profitability. Yield for the third quarter of 2017 was impacted by approximately 20 basis points from our hurricane-related borrower assistance programs.

Provision for loan losses at September 30, 2017 was $245 million, up from $224 million in the prior year quarter and up from $234 million at June 30, 2017. The year-over-year and sequential increases primarily reflected the growth of the portfolio as well as the estimated impact of recent hurricanes on portfolio loan losses in future periods.

The 30-89 day delinquency ratio was 2.4% at September 30, 2017, up seasonally from 2.1% at June 30, 2017. The 30-89 day delinquency ratio was down from 2.6% at September 30, 2016.

The 90+ day delinquency ratio was 2.1% at September 30, 2017, roughly flat sequentially and counter to seasonal trends. The 90+ day delinquency ratio was down from 2.3% in the prior year quarter.

The net charge-off ratio was 6.4% in the third quarter of 2017, seasonally down from 6.9% in the prior quarter, and up from 6.2% in the prior year quarter due to the impact of integration-related activities that occurred during the first quarter of 2017.

Operating expense for the third quarter of 2017 was $295 million, down 11% from $330 million in the prior year quarter and down 2% from $300 million in the second quarter of 2017. The year-over-year decline largely reflected synergies from our integration efforts and completion of our cost savings plan. The sequential decline generally reflected lower variable expenses in the third quarter of 2017.

Acquisitions and Servicing Segment (1)

The Acquisitions and Servicing segment broke even in the third quarter of 2017 on an adjusted pretax income basis, compared to $2 million in adjusted pretax income in the prior year quarter.

Other (1)

Beginning in 2017, management no longer views or manages our real estate assets as a separate operating segment. Therefore, we now include Real Estate, which was previously presented as a distinct reporting segment, in “Other.” During the third quarter of 2017, Other generated an adjusted pretax loss of $13 million, compared to an adjusted pretax loss of $8 million in the prior year quarter.

Other adjusted pretax income for the third quarter of 2017 included approximately $5 million of estimated hurricane related loan loss reserve provisioning.

(1) Reported on a non-GAAP basis. Refer to the required reconciliations of non-GAAP to comparable GAAP measures at the end of this press release.

Liquidity and Capital Resources

As of September 30, 2017, we had $916 million of cash and cash equivalents, which included $365 million of cash and cash equivalents held at our regulated insurance subsidiaries or for other operating activities that is unavailable for general corporate purposes. We had undrawn revolving conduit facilities of $5.1 billion and long-term debt of $14.6 billion at September 30, 2017.

Use of Non-GAAP Financial Measures

We report the operating results of Consumer and Insurance, Acquisitions and Servicing, and Other using the Segment Accounting Basis, which (i) reflects our allocation methodologies for certain costs, primarily interest expense, loan loss reserves, and acquisition costs, to reflect the manner in which we assess our business results and (ii) excludes the impact of applying purchase accounting (eliminates premiums/discounts on our finance receivables and long-term debt at acquisition, as well as the amortization/accretion in future periods). Consumer and Insurance adjusted pretax income (loss), Consumer and Insurance adjusted net income (loss), Consumer and Insurance adjusted earnings (loss) per diluted share, Acquisitions and Servicing adjusted pretax income (loss), and Other adjusted pretax income (loss) are key performance measures used by management in evaluating the performance of our business. Consumer and Insurance adjusted pretax income (loss), Acquisitions and Servicing adjusted pretax income (loss), and Other adjusted pretax income (loss) represents income (loss) before income taxes on a Segment Accounting Basis and excludes acquisition-related transaction and integration expenses, net loss on sale of real estate loans, losses resulting from repurchases and repayments of debt, and net loss on liquidation of our United Kingdom subsidiary. Management believes these non-GAAP financial measures are useful in assessing the profitability of our segments and uses these non-GAAP financial measures in evaluating our operating performance and as a performance goal under the company’s executive compensation programs. These non-GAAP financial measures should be considered supplemental to, but not as a substitute for or superior to, income (loss) before income taxes, net income, or other measures of financial performance prepared in accordance with GAAP.

Conference Call & Webcast Information

OneMain management will host a conference call and webcast to discuss our third quarter 2017 results and other general matters at 8:00 am Eastern Time on Thursday, November 2, 2017. Both the call and webcast are open to the general public. The general public is invited to listen to the call by dialing 877-330-3668 (U.S. domestic), or 678-304-6859 (international), conference ID 99408147, or via a live audio webcast through the Investor Relations section of the website. For those unable to listen to the live broadcast, a replay will be available on our website or by dialing 800-585-8367 (U.S. domestic), or 404-537-3406, conference ID 99408147, beginning approximately two hours after the event. The replay of the conference call will be available through February 2, 2018. An investor presentation will be available on the Investor Relations page of OneMain’s website at https://www.onemainfinancial.com prior to the start of the conference call.

This document contains summarized information concerning OneMain Holdings, Inc. (the “Company”) and the Company’s business, operations, financial performance and trends. No representation is made that the information in this document is complete. For additional financial, statistical and business related information, as well as information regarding business and segment trends, see the Company's most recent Annual Report on Form 10-K (“Form 10-K”) and Quarterly Reports on Form 10-Q (“Form 10-Qs”) filed with the U.S. Securities and Exchange Commission (the “SEC”), as well as the Company’s other reports filed with the SEC from time to time. Such reports are or will be available in the Investor Relations section of the Company's website (https://www.onemainfinancial.com) and the SEC's website (http://www.sec.gov).

Cautionary Note Regarding Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact but instead represent only management’s current beliefs regarding future events. By their nature, forward-looking statements involve inherent risks, uncertainties and other important factors that may cause actual results, performance or achievements to differ materially from those expressed in or implied by such forward-looking statements. We caution you not to place undue reliance on these forward-looking statements that speak only as of the date they were made. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events or the non-occurrence of anticipated events. Forward-looking statements include, without limitation, statements concerning future plans, objectives, goals, projections, strategies, events or performance, and underlying assumptions and other statements related thereto. Statements preceded by, followed by or that otherwise include the words “anticipates,” “appears,” “are likely,” “believes,” “estimates,” “expects,” “foresees,” “intends,” “plans,” “projects” and similar expressions or future or conditional verbs such as “would,” “should,” “could,” “may,” or “will,” are intended to identify forward-looking statements. Important factors that could cause actual results, performance or achievements to differ materially from those expressed in or implied by forward-looking statements include, without limitation, the following: the inability to obtain, or delays in obtaining, cost savings and synergies from the OneMain Acquisition and risks and other uncertainties associated with the integration of the companies; unanticipated expenditures relating to the OneMain Acquisition; any litigation, fines or penalties that could arise relating to the OneMain Acquisition; the impact of the OneMain Acquisition on our relationships with employees and third parties; various risks relating to our continued compliance with the previously disclosed Settlement Agreement with the U.S. Department of Justice; changes in general economic conditions, including the interest rate environment in which we conduct business and the financial markets through which we can access capital and also invest cash flows from our Consumer and Insurance segment; levels of unemployment and personal bankruptcies; natural or accidental events such as earthquakes, hurricanes, tornadoes, fires, or floods affecting our customers, collateral, or branches or other operating facilities; war, acts of terrorism, riots, civil disruption, pandemics, disruptions in the operation of our information systems, cyber-attacks or other security breaches, or other events disrupting business or commerce; changes in the rate at which we can collect or potentially sell our finance receivables portfolio; the effectiveness of our credit risk scoring models in assessing the risk of customer unwillingness or lack of capacity to repay; changes in our ability to attract and retain employees or key executives to support our businesses; changes in the competitive environment in which we operate, including the demand for our products, customer responsiveness to our distribution channels, our ability to make technological improvements, and the strength and ability of our competitors to operate independently or to enter into business combinations that result in a more attractive range of customer products or provide greater financial resources; risks related to the acquisition or sale of assets or businesses or the formation, termination or operation of joint ventures or other strategic alliances or arrangements, including loan delinquencies or net charge-offs, integration or migration issues, increased costs of servicing, incomplete records, and retention of customers; the inability to successfully and timely expand our centralized loan servicing capabilities through the integration of the Springleaf and OneMain servicing facilities; risks associated with our insurance operations, including insurance claims that exceed our expectations or insurance losses that exceed our reserves; the inability to successfully implement our growth strategy for our consumer lending business as well as various risks associated with successfully acquiring portfolios of consumer loans, pursuing acquisitions, and/or establishing joint ventures; declines in collateral values or increases in actual or projected delinquencies or net charge-offs; changes in federal, state or local laws, regulations, or regulatory policies and practices, including the Dodd-Frank Wall Street Reform and Consumer Protection Act (which, among other things, established the Consumer Financial Protection Bureau, which has broad authority to regulate and examine financial institutions, including us), that affect our ability to conduct business or the manner in which we conduct business, such as licensing requirements, pricing limitations or restrictions on the method of offering products, as well as changes that may result from increased regulatory scrutiny of the sub-prime lending industry, our use of third-party vendors and real estate loan servicing, or changes in corporate or individual income tax laws or regulations, potential liability relating to real estate and personal loans which we have sold or may sell in the future, or relating to securitized loans, if it is determined that there was a non-curable breach of a representation or warranty made in connection with such transactions; the costs and effects of any actual or alleged violations of any federal, state or local laws, rules or regulations, including any litigation associated therewith, any impact to our business operations, reputation, financial position, results of operations or cash flows arising therefrom, any impact to our relationships with lenders, investors or other third parties attributable thereto, and the costs and effects of any breach of any representation, warranty or covenant under any of our contractual arrangements, including indentures or other financing arrangements or contracts, as a result of any such violation; the costs and effects of any fines, penalties, judgments, decrees, orders, inquiries, investigations, subpoenas, or enforcement or other proceedings of any governmental or quasi-governmental agency or authority and any litigation associated therewith; our continued ability to access the capital markets or the sufficiency of our current sources of funds to satisfy our cash flow requirements; our ability to comply with our debt covenants; our ability to generate sufficient cash to service all of our indebtedness; any material impairment or write-down of the value of our assets; the effects of any downgrade of our debt ratings by credit rating agencies, which could have a negative impact on our cost of and/or access to capital; our substantial indebtedness, which could prevent us from meeting our obligations under our debt instruments and limit our ability to react to changes in the economy or our industry, or our ability to incur additional borrowings; the impacts of our securitizations and borrowings; our ability to maintain sufficient capital levels in our regulated and unregulated subsidiaries; changes in accounting standards or tax policies and practices and the application of such new standards, policies and practices; changes in accounting principles and policies or changes in accounting estimates; effects of the contemplated acquisition of Fortress by an affiliate of SoftBank Group Corp.; any failure or inability to achieve the SpringCastle Portfolio performance requirements set forth in the SpringCastle Interests Sale purchase agreement; the effect of future sales of our remaining portfolio of real estate loans and the transfer of servicing of these loans, including the environmental liability and costs for damage caused by hazardous waste if a real estate loan goes into default; and other risks and uncertainties described in the “Risk Factors” and “Management’s Discussion and Analysis” sections of the Company’s most recent Form 10-K and Form 10-Qs filed with the SEC and in the Company’s other filings with the SEC from time to time. The foregoing list of factors that could cause actual results, performance, or achievements to differ materially from those expressed in or implied by forward-looking statements does not purport to be complete and new factors, risks and uncertainties may arise in the future that are impossible for us to currently predict.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(dollars in millions, except per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Interest income:
Finance charges	$805	$763	$2,329	$2,271
Finance receivables held for sale originated as held for investment	3	7	10	71
Total interest income	808	770	2,339	2,342

Interest expense	207	215	612	655

Net interest income	601	555	1,727	1,687

Provision for finance receivable losses	243	263	724	674

Net interest income after provision for finance receivable losses	358	292	1,003	1,013

Other revenues:
Insurance	107	114	314	342
Investment	19	22	58	66
Net loss on repurchases and repayments of debt	(1)	—	(29)	(16)
Net gain on sale of SpringCastle interests	—	—	—	167
Net gain (loss) on sales of personal and real estate loans	—	(4)	—	18
Other	27	26	71	49
Total other revenues	152	158	414	626

Other expenses:
Operating expenses:
Salaries and benefits	185	191	562	597
Acquisition-related transaction and integration expenses	22	21	59	75
Other operating expenses	134	168	413	512
Insurance policy benefits and claims	48	37	139	128
Total other expenses	389	417	1,173	1,312

Income before income taxes	121	33	244	327

Income taxes	52	8	100	111

Net income	69	25	144	216

Net income attributable to non-controlling interests	—	—	—	28

Net income attributable to OneMain Holdings, Inc.	$69	$25	$144	$188

Share Data:
Weighted average number of shares outstanding:
Basic	135,253,493	134,730,251	135,240,664	134,717,870
Diluted	135,711,212	134,987,134	135,599,369	134,949,337
Earnings per share:
Basic	$0.52	$0.19	$1.07	$1.40
Diluted	$0.51	$0.19	$1.07	$1.39

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(dollars in millions)	September 30, 2017	December 31, 2016

Assets
Cash and cash equivalents	$916	$579
Investment securities	1,668	1,764
Net finance receivables:
Personal loans	14,356	13,577
Real estate loans	133	144
Retail sales finance	7	11
Net finance receivables	14,496	13,732
Unearned insurance premium and claim reserves	(574)	(586)
Allowance for finance receivable losses	(698)	(689)
Net finance receivables, less unearned insurance premium and claim reserves and allowance for finance receivable losses	13,224	12,457
Finance receivables held for sale	137	153
Restricted cash and restricted cash equivalents	571	568
Goodwill	1,422	1,422
Other intangible assets	452	492
Other assets	660	688

Total assets	$19,050	$18,123

Liabilities and Shareholders’ Equity
Long-term debt	$14,619	$13,959
Insurance claims and policyholder liabilities	744	757
Deferred and accrued taxes	16	9
Other liabilities	441	332
Total liabilities	15,820	15,057

Shareholders’ equity:
Common stock	1	1
Additional paid-in capital	1,557	1,548
Accumulated other comprehensive income (loss)	5	(6)
Retained earnings	1,667	1,523
Total shareholders’ equity	3,230	3,066

Total liabilities and shareholders’ equity	$19,050	$18,123

SELECTED FINANCIAL STATISTICS

(dollars in millions)	At or for the Three Months Ended September 30,
	2017	2016

Average net receivables	$14,297	$13,831
Yield	22.4%	21.9%
Gross charge-off ratio	6.8%	6.2%
Recovery ratio	(0.7)%	(0.5)%
Net charge-off ratio	6.2%	5.7%
30-89 Delinquency ratio	2.4%	2.7%
60+ Delinquency ratio	3.1%	3.5%

Selected financial statistics exclude real estate loans held for sale. Delinquency ratios are shown as a percentage of net finance receivables. Ratios may not sum due to rounding.

CONSUMER AND INSURANCE SELECTED FINANCIAL STATISTICS (NON-GAAP BASIS)

(dollars in millions)	At or for the Three Months Ended September 30,
	2017	2016

Average net receivables	$14,119	$13,416
Number of accounts	2,301,321	2,217,588
Origination volume	$2,639	$2,219
Number of accounts originated	369,720	318,234
Yield	23.4%	24.5%
Gross charge-off ratio	7.2%	7.0%
Recovery ratio	(0.8)%	(0.7)%
Net charge-off ratio	6.4%	6.2%
30-89 Delinquency ratio	2.4%	2.6%
60+ Delinquency ratio	3.0%	3.3%

Delinquency ratios are shown as a percentage of net finance receivables. Ratios may not sum due to rounding.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

Reconciliations of income (loss) before income taxes (benefit) on a Segment Accounting Basis to income before income taxes:

(dollars in millions)	Three Months Ended September 30,
	2017	2016

Consumer and Insurance	$171	$179
Acquisitions and Servicing	—	2
Other	(13)	(30)
Segment to GAAP adjustment	(37)	(118)
Income before income taxes	$121	$33

Reconciliations of income (loss) before income taxes on a Segment Accounting Basis to adjusted pretax income (loss) (non-GAAP):

(dollars in millions)	Three Months Ended September 30,
	2017	2016

Consumer and Insurance
Income before income taxes - Segment Accounting Basis	$171	$179
Adjustments:
Acquisition-related transaction and integration expenses	22	17
Net loss on repurchases and repayments of debt	1	—
Adjusted pretax income (non-GAAP)	$194	$196

Acquisitions and Servicing
Income before income taxes - Segment Accounting Basis	$—	$2
Adjusted pretax income (non-GAAP)	$—	$2

Other
Loss before income tax benefit - Segment Accounting Basis	$(13)	$(30)
Adjustments:
Net loss on sale of real estate loans	—	12
Acquisition-related transaction and integration expenses	—	5
Net loss on liquidation of United Kingdom subsidiary	—	5
Adjusted pretax loss (non-GAAP)	$(13)	$(8)

Consumer and Insurance adjusted earnings per share (non-GAAP) is calculated as follows:

(dollars in millions)	Three Months Ended September 30,
	2017	2016

Consumer and Insurance
Adjusted pretax income (non-GAAP)	$194	$196
Income taxes (a)	71	74
Adjusted net income (non-GAAP)	$123	$122

Weighted average diluted shares	135,711,212	134,987,134
Adjusted EPS (non-GAAP) (b)	$0.91	$0.90

(a) Income taxes assume a combined U.S. federal and state statutory income tax rate of 37% during 2017 and 38% during 2016.
(b) The 2017 period includes $0.10 per diluted share of estimated hurricane related impacts.

OneMain Holdings, Inc.

Contact:
Kathryn Miller, 475-619-8821
Kathryn.Miller@onemainfinancial.com

Source: OneMain Holdings, Inc.